Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 5, 2018, relating to the balance sheet of Wyndham Hotels & Resorts, Inc. as of December 31, 2017, appearing in the registration statement on Form 10 of Wyndham Hotels & Resorts, Inc., as amended, dated April 19, 2018.

/s/ Deloitte & Touche LLP

New York, New York

May 14, 2018